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                     AMENDMENT TO THE EXECUTIVE AGREEMENT

                  Amendment dated as of July 1, 1989 between Handy & Harman, a New York corporation (the "Company") and Frank E. Grzelecki ("Executive").

                  WHEREAS, the Company and Executive entered into an Executive Agreement dated as of July 1, 1989, (the "Agreement"); and

                  WHEREAS, the Company and the Executive wish to amend the Agreement in the manner hereinafter set forth;

                  NOW, THEREFORE, effective as of July 1, 1989, the parties hereto agree as follows:

1.   Section 1 of the Agreement is amended to read as follows:

         "1. Employment. Subject to the right of the Company to take any and all action of the kind specified in Section 3(a)-(h) prior to a Change in Control of the Company as defined in Section 8, the Company shall continue to employ Executive in his current capacity as vice Chairman of the Board and Executive shall continue to serve to the best of his ability in such capacity, devoting substantially all his business time thereto."

2. The first paragraph of Section 3 of the Agreement is amended to read as follows:

         "3.      Trigger Events.  If after the date of this Agreement, a Change in Control of the Company as defined in Section 8 occurs, and thereafter, without the express prior written consent of the Executive, any of the following events shall occur, such event shall be deemed a Trigger Event."

3. Sections 7, 8, 9, 10, 11, 12, 13, and 14 of the Agreement are redesignated Sections 9, 10, 11, 12, 13, 14, 15 and 16, including all conforming amendments.


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4.   A new Section 7 is added to the Agreement to read as follows:

         "7.      Tax Gross-Up Payment.

         If any payments under this Agreement or any other payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company), (the "Severance Payments"), will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 7, shall be equal to the Severance Payments. For purposes of determin ing whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(a) all Severance Payments shall be treated as "parachute payments" within the meaning of section 280G(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive such Severance payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the code, or are otherwise not subject to the Excise Tax, (b) the amount of the Severance Pay ments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Severance Payments or (2) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's


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employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(2)(B) of the Code. In the event that the Excise
Tax is determined to exceed the amount take into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any payment to be made to the Executive under this paragraph shall be payable within five (5) days of his Termination Date."


5. A new Section 8 is added to the Agreement to read as follows:

         "8.      Change in Control.  For purposes of this Agreement, "Change in
Control" means the occurrence of one of the following:

                  (a) any "person," as such term is used in Sections 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an em ployee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the company's then outstanding securities;

                  (b) during any period of two consecutive years (not including any period prior to the execution of this amendment to the Executive Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transac tion described in clause (a), (c) or (d) of this Section) whose election by the Com pany's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period


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or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (c) the stockholders of the Company approve a merger or consoli dation of the Company with any other corporation; other than (i) a merger or consolidation which would result in the voting securities of the Company outstand ing immediately prior thereto continuing to represent (either by remaining outstand ing or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securi ties; or

                  (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets."

6. All other provisions of the Agreement remain in full force and effect.




                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the date above written.


                                            HANDY & HARMAN

                                            By /s/ Frank E. Grzelecki
                                               ----------------------
                                                 Executive


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